Exhibit 99.1

TENNECO ANNOUNCES RESULTS OF 2019 ANNUAL STOCKHOLDERS’ MEETING

DETROIT, MI, May 15, 2019 – Tenneco Inc. (NYSE: TEN) announced at its annual stockholders’ meeting today that the company’s stockholders have elected SungHwan Cho, Thomas C. Freyman, Denise Gray, Brian J. Kesseler, Dennis J. Letham, James S. Metcalf, Roger B. Porter, David B. Price, Jr., Gregg M. Sherrill, Jane L. Warner and Roger J. Wood to the company’s board of directors. The directors have been elected to serve a term expiring at the 2020 annual meeting of stockholders.

In addition, stockholders ratified the appointment of PricewaterhouseCoopers LLP as the company’s independent auditors for 2019 and, in an advisory vote, approved the company’s executive compensation.

The company also announced that its board of directors has suspended its quarterly dividend beginning in the second quarter of 2019, consistent with the company’s capital allocation priorities, including reducing leverage. Post spin-off, the boards of directors of each independent company will determine the capital allocation priorities that are best suited to their respective businesses.

About Tenneco

Headquartered in Lake Forest, Illinois, Tenneco is one of the world’s leading designers, manufacturers and marketers of Aftermarket, Ride Performance, Clean Air and Powertrain products and technology solutions for diversified markets, including light vehicle, commercial truck, off-highway, industrial and the aftermarket, with 2018 revenues of $11.8 billion and approximately 81,000 employees worldwide. On October 1, 2018, Tenneco completed the acquisition of Federal-Mogul, a leading global supplier to original equipment manufacturers and the aftermarket. Additionally, the company expects to separate its businesses to form two new, independent companies, an Aftermarket and Ride Performance company as well as a new Powertrain Technology company.

About DRiV™ – the future Aftermarket and Ride Performance Company

Following the expected separation of Tenneco to form two new, independent companies, an Aftermarket and Ride Performance company (DRiV™) as well as a new Powertrain Technology company, DRiV will be one of the largest global multi-line, multi-brand aftermarket companies, and one of the largest global OE ride performance and braking companies. DRiV’s principal product brands will feature Monroe®, Öhlins®, Walker®, Clevite®Elastomers, MOOG®, Fel-Pro®, Wagner®, Ferodo®, Champion® and others. DRiV would have 2018 pro-forma revenues of $6.4 billion, with 54% of those revenues from aftermarket and 46% from original equipment customers.

About the new Tenneco – the future Powertrain Technology company

Following Tenneco’s expected separation to form two new, independent companies, an Aftermarket and Ride Performance company (DRiV™), as well as a new Powertrain Technology company, the new Tenneco will be one of the world’s largest pure-play powertrain companies serving OE markets worldwide with engineered solutions addressing fuel economy, power output, and criteria pollution requirements for gasoline, diesel and electrified powertrains. The new Tenneco would have 2018 pro-forma revenues of $11.4 billion, serving light vehicle, commercial truck, off-highway and industrial markets.

###

Investor inquiries:	Media inquiries:

Linae Golla	Bill Dawson
847-482-5162	847-482-5807
lgolla@tenneco.com	bdawson@tenneco.com

Rich Kwas	Steve Blow
248-849-1340	517-262-0655
rich.kwas@federalmogul.com	sblow@tenneco.com